Registration No. 333-

As filed with the Securities and Exchange Commission on July 26, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Georgetown Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	80-0817763
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 East Main Street

Georgetown, Massachusetts 01833

(Address of Principal Executive Offices)

Georgetown Bancorp, Inc. 2009 Equity Incentive Plan

SBERA 401(k) Plan as adopted by Georgetown Savings Bank

(Full Title of the Plans)

Copies to:

Mr. Robert E. Balletto	Edward A. Quint, Esquire
President and Chief Executive Officer	Beverly J. White, Esquire
Georgetown Bancorp, Inc.	Luse Gorman Pomerenk & Schick, P.C.
2 East Main Street	5335 Wisconsin Ave., N.W., Suite 780
Georgetown, Massachusetts 01833	Washington, DC 20015-2035
(978) 352-8600	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	40,273	(1)(2)	$9.49	(4)	$382,191	$44
Common stock, par value $0.01 per share	128,180	(1)(3)	$10.77	(5)	$1,380,499	$159
Participation Interests	—	(6)	—		—	—	(7)
Total Securities	168,453				$1,762,690	$203

(1)         Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Georgetown Bancorp, Inc. 2009 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Georgetown Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)         Represents the number of shares of common stock currently reserved for issuance for options that have been granted but have not been exercised by the recipient pursuant to the Georgetown Bancorp, Inc. 2009 Equity Incentive Plan.

(3)         Represents the number of shares of common stock that (i) have been awarded but are unvested; and (ii) are reserved for issuance under the Georgetown Bancorp, Inc. 2009 Equity Incentive Plan for any future grants of stock options or restricted stock.

(4)         Determined pursuant to 17. C.F.R. Section 230.457(h)(1) under the Securities Act upon the basis of the price at which the options may be exercised.

(5)         Determined pursuant to 17 C.F.R. Sections 230.457(h)(1) and 230.457(c) under the Securities Act upon the basis of the average of the high and low prices reported on the Nasdaq Capital Market on July 23, 2012.

(6)         Pursuant to 17 C.F.R. Section 230.416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the SBERA 401(k) Plan as adopted by Georgetown Savings Bank (the “401(k) Plan”).

(7)         Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act no registration fee is required to be paid.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462 under the Securities Act.

PART I.

Items 1 and 2.      Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Parts I and II of Form S-8 have been or will be sent or given to participants in the Plans as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.   Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)           The Company’s Prospectus (Commission File No. 333-180018) filed with the Commission on May 31, 2012, pursuant to Rule 424(b)(3) of the Securities Act;

(b)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Prospectus referred to in (a) above;

(c)           The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission  on July 10, 2012 (File No. 001-35595).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

None.

Item 6.   Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Georgetown Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10.  Indemnification, etc. of Directors and Officers.

A.            Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (“MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.            Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.            Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.            Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.            Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.            Limitations Imposed by Federal Law.  Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11.      Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Attached as Exhibit 5

10	Georgetown Bancorp, Inc. 2009 Equity Incentive Plan	**

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C.	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

*                 Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-180018) originally filed by the Company under the Securities Act with the Commission on March 9, 2012, and all amendments or reports filed for the purpose of updating such description.

**          Incorporated by reference to Appendix A to the proxy statement for Georgetown Bancorp, Inc.’s 2009 Annual Meeting of Shareholders (Commission File No. 000-51102) filed by the Company under the Exchange Act with the Commission on September 21, 2009.

Item 9.   Undertakings

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.             That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Georgetown, Commonwealth of Massachusetts, on July 24, 2012.

GEORGETOWN BANCORP, INC.

By:	/s/ Robert E. Balletto
Robert E. Balletto
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Georgetown Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Robert E. Balletto, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert E. Balletto may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock issued under the Georgetown Bancorp, Inc. 2009 Equity Incentive Plan and participation interests offered or sold to the SBERA 401(k) Plan as adopted by Georgetown Savings Bank, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert E. Balletto shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Robert E. Balletto	President, Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2012
Robert E. Balletto

/s/ Joseph W. Kennedy	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 23, 2012
Joseph W. Kennedy

Chairperson of the Board
J. Richard Murphy

Signatures	Title	Date

/s/ Mary L. Williams	Vice Chairperson of the Board	July 23, 2012
Mary L. Williams

/s/ Keith N. Congdon	Director	July 23, 2012
Keith N. Congdon

/s/ Anthony S. Conte, Jr.	Director	July 23, 2012
Anthony S. Conte, Jr.

/s/ Stephen L. Flynn	Director	July 23, 2012
Stephen L. Flynn

/s/ Thomas L. Hamelin	Director	July 23, 2012
Thomas L. Hamelin

/s/ Marybeth McInnis	Director	July 23, 2012
Marybeth McInnis

/s/ Kathleen R. Sachs	Director	July 23, 2012
Kathleen R. Sachs

/s/ Richard F. Spencer	Director	July 23, 2012
Richard F. Spencer

/s/ David A. Splaine	Director	July 23, 2012
David A. Splaine

/s/ Robert T. Wyman	Director	July 23, 2012
Robert T. Wyman

/s/ John H. Yeaton	Director	July 23, 2012
John H. Yeaton

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts, on July 24, 2012.

SBERA 401(k) Plan as adopted by Georgetown Savings Bank

By:	/s/ Thomas Forese Jr.
Name: Thomas Forese Jr.
Title: Plan Administrator

EXHIBIT INDEX

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Attached as Exhibit 5

10	Georgetown Bancorp, Inc. 2009 Equity Incentive Plan	**

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C.	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

*                 Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-180018) originally filed by the Company under the Securities Act with the Commission on March 9, 2012, and all amendments or reports filed for the purpose of updating such description.

**          Incorporated by reference to Appendix A to the proxy statement for Georgetown Bancorp, Inc.’s 2009 Annual Meeting of Shareholders (Commission File No. 000-51102) filed by the Company under the Exchange Act with the Commission on September 21, 2009.